EXHIBIT 2.3

                           ARTICLES OF SHARE EXCHANGE

                                       of

                           NEW FRONTIER ENERGY, INC.,
                            (a Colorado corporation)

                                      with

                          WYOMING OIL & MINERALS, INC.
                             (a Wyoming corporation)


     Pursuant to the provisions of the Colorado Business Corporation Act and the Wyoming Business Corporation Act, the undersigned corporations hereby adopt the following Articles of Share Exchange:

     FIRST: The corporations which are parties to these Articles of Share Exchange are NEW FRONTIER ENERGY, INC. ("NEW FRONTIER"), a Colorado corporation, and WYOMING OIL & MINERALS, INC. ("WYOG"), a Wyoming corporation, and each of said corporations agrees to have the common stock of NEW FRONTIER acquired by WYOG in a share exchange as provided by these Articles of Share Exchange.

     SECOND: The Plan of Share Exchange is provided in the Agreement for Share Exchange and Plan of Reorganization between WYOG and NEW FRONTIER dated January 11, 2002, attached hereto as Exhibit "A" and incorporated by reference herein, whereby WYOG shall acquire 8,556,923 shares of common stock of NEW FRONTIER in exchange for the issuance of 8,556,923 shares of common stock of WYOG, and each NEW FRONTIER shareholder shall each receive one share of common stock of WYOG in exchange for each one share of common stock of NEW FRONTIER held in their name.

     THIRD: Shareholder approval was required by NEW FRONTIER.

     FOURTH: The board of directors of NEW FRONTIER, by unanimous written consent in lieu of meeting, approved the Plan of Share Exchange on January 11, 2002, and a sufficient number of shareholders of NEW FRONTIER approved the Plan of Share Exchange at a Special Shareholders' Meeting on February 6, 2002. At the Special Shareholders' Meeting, 8,556,923 shares of common stock of NEW FRONTIER were issued and outstanding, each share entitled to one vote on approval of the Plan of Share Exchange. 8,302,167 votes were cast for approval of the Plan of Share Exchange, 0 votes were cast against approval of the Plan of Share Exchange, and 0 votes abstained.

     FIFTH: Shareholder approval was not required by the shareholders of WYOG.

     SIXTH: The board of directors of WYOG, by a Special Meeting of the Board of Directors, approved the Plan of Share Exchange on January 8, 2002.

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     SEVENTH:  The principal  address of WYOG following the Share Exchange shall be:

                           Wyoming Oil & Minerals, Inc.
                           5525 Erindale Dr., Suite 201
                           Colorado Springs 80918

     EIGHTH: That the Share Exchange shall take effect immediately.

     IN WITNESS WHEREOF, each of the undersigned corporations has caused these Articles of Share Exchange to be executed on its behalf as of February 6, 2002.

NEW FRONTIER ENERGY, INC.                   WYOMING OIL & MINERALS, INC.


By: /s/ Jubal S. Terry                      By: /s/ Michael Herman
    ----------------------------                --------------------------------
    Jubal S. Terry, President                   Michael Herman, Chairman and CEO